Form 10-K, Exhibit 13
period 1999-02-28
LOEWS CINEPLEX ENTERTAINMENT CORP
filed 1999-05-27
CIK 1054588

                                              SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth Selected Historical Financial Data for Loews Cineplex Entertainment Corporation ("we," "us" and "our") for the five fiscal years ended February 28, 1999 and has been derived from our annual consolidated financial statements. The Selected Historical Financial Data and Selected Key Operating Statistics should be read in conjunction with the separate consolidated financial statements and notes thereto of Loews Cineplex Entertainment Corporation and our "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this annual report. Further, the Selected Historical Financial Data includes the financial results of Cineplex Odeon Corporation ("Cineplex Odeon") for the period from May 15, 1998 to February 28, 1999. Cineplex Odeon became our subsidiary on May 14, 1998.

-------------------------------------------------------------------------------------------------------------------------------
                                                                             YEAR ENDED FEBRUARY 28 OR 29,
-------------------------------------------------------------------------------------------------------------------------------
(in thousands, except share data)                          1999            1998            1997            1996            1995
-------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
-------------------------------------------------------------------------------------------------------------------------------
Box Office                                         $    587,078    $    296,933    $    273,498    $    264,585    $    255,392
-------------------------------------------------------------------------------------------------------------------------------
Concession                                              228,332         104,009          90,643          84,358          79,287
-------------------------------------------------------------------------------------------------------------------------------
Other                                                    35,750          12,568          11,204          10,153           8,656
-------------------------------------------------------------------------------------------------------------------------------
Total operating revenue                                 851,160         413,510         375,345         359,096         343,335
-------------------------------------------------------------------------------------------------------------------------------
Theatre operations and other expenses
  (including concession costs)                          654,503         307,568         282,480         277,375         268,236
-------------------------------------------------------------------------------------------------------------------------------
General and administrative                               47,882          28,917          21,447          20,282          18,753
-------------------------------------------------------------------------------------------------------------------------------
  Subtotal                                              148,775          77,025          71,418          61,439          56,346
-------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                            90,720          52,307          44,576          41,273          38,572
-------------------------------------------------------------------------------------------------------------------------------
Loss on sale/disposals of theatres                        4,532           7,787           9,951           7,249          13,420
-------------------------------------------------------------------------------------------------------------------------------
Interest expense                                         57,216          14,319          14,776          15,376          10,613
-------------------------------------------------------------------------------------------------------------------------------
Income tax expense/(benefit)                              2,187           2,751           2,295             309          (1,337)
-------------------------------------------------------------------------------------------------------------------------------
Net loss                                           $     (5,880)   $       (139)   $       (180)   $     (2,768)   $     (4,922)
-------------------------------------------------------------------------------------------------------------------------------
Loss per common share:
  basic and diluted                                $       (.12)   $       (.01)   $       (.01)   $       (.14)   $       (.24)
-------------------------------------------------------------------------------------------------------------------------------
Weighted average shares and
  equivalent outstanding(A):
  Basic                                              47,834,541      20,472,807      20,472,807      20,472,807      20,472,807
-------------------------------------------------------------------------------------------------------------------------------
  Diluted                                            47,834,541      20,924,890      20,472,807      20,472,807      20,472,807
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (AT PERIOD END):
-------------------------------------------------------------------------------------------------------------------------------
Cash, equivalents and investments                  $     48,174    $      9,064    $      2,160    $      2,390    $      4,759
-------------------------------------------------------------------------------------------------------------------------------
Property, equipment and leaseholds                 $  1,119,977    $    609,152    $    613,692    $    602,435    $    605,982
-------------------------------------------------------------------------------------------------------------------------------
Total assets                                       $  1,806,201    $    728,551    $    721,372    $    715,810    $    723,108
-------------------------------------------------------------------------------------------------------------------------------
Total long-term obligations (including
  debt)                                            $    943,811    $    336,526    $    339,206    $    333,268    $    347,783
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  $  1,140,905    $    404,040    $    396,722    $    390,980    $    395,510
-------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                               $    665,296    $    324,511    $    324,650    $    324,830    $    327,598
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
CASH FLOW STATEMENT DATA:
-------------------------------------------------------------------------------------------------------------------------------
Cash flow provided by operating
  activities                                       $     82,711    $     64,185    $     47,976    $     46,326    $     36,188
-------------------------------------------------------------------------------------------------------------------------------

(A) Restated in all periods presented to reflect impact of a stock dividend declared on February 5, 1998.

SELECTED KEY OPERATING STATISTICS

The table below sets forth unaudited Selected Key Operating Statistics for us as of and for each of the periods indicated. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No one measure is more meaningful than another, and our management uses these measures collectively to assess operating performance. In order to arrive at a more meaningful presentation of financial operating data related to our productivity and performance, except as otherwise noted, all amounts below include 100% of the operating results of the Loeks-Star Theatres ("LST"), the Magic Johnson Theatres ("MJT") and the Yelmo Cineplex de Espana ("Yelmo") partnerships in which we have a 50% interest. Further, the Selected Key Operating Statistics include data for Cineplex Odeon for the period from May 15, 1998 to February 28, 1999. Cineplex Odeon became our subsidiary on May 14, 1998.

------------------------------------------------------------------------------------------------------------------------------------
                                                                           YEAR ENDED FEBRUARY 28 OR 29, (UNAUDITED)
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except locations,
screens, and per patron data)                                 1999            1998            1997            1996            1995
------------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
------------------------------------------------------------------------------------------------------------------------------------
Locations operated at period end                               423             139             143             154             180
------------------------------------------------------------------------------------------------------------------------------------
Screens operated at period end                               2,881           1,035             959             950           1,030
------------------------------------------------------------------------------------------------------------------------------------
Screens per location                                           6.8             7.4             6.7             6.2             5.7
------------------------------------------------------------------------------------------------------------------------------------
Attendance                                                 126,605          58,387          53,133          53,544          52,656
------------------------------------------------------------------------------------------------------------------------------------
Total revenues                                           $ 947,401       $ 480,437       $ 421,613       $ 400,412       $ 377,171
------------------------------------------------------------------------------------------------------------------------------------
Revenues per screen(1)                                   $  389.84       $  464.19       $  439.64       $  421.49       $  366.19
------------------------------------------------------------------------------------------------------------------------------------
Revenues per location(1)                                 $2,554.45       $3,456.38       $2,948.34       $2,600.08       $2,095.39
------------------------------------------------------------------------------------------------------------------------------------
EBITDA(2)                                                $ 144,243       $  69,238       $  61,467       $  54,190       $  42,926
------------------------------------------------------------------------------------------------------------------------------------
Total EBITDA(3)                                          $ 163,166       $  86,643       $  78,273       $  68,177       $  62,540
------------------------------------------------------------------------------------------------------------------------------------
Partners' share of Total EBITDA                          $   8,538       $   6,339       $   4,853       $   4,800       $   4,287
------------------------------------------------------------------------------------------------------------------------------------
Attributable EBITDA(3)                                   $ 154,628       $  80,304       $  73,420       $  63,377       $  58,253
------------------------------------------------------------------------------------------------------------------------------------
Total EBITDA per screen(1)                               $   67.12       $   83.71       $   81.62       $   71.77       $   60.72
------------------------------------------------------------------------------------------------------------------------------------
Total EBITDA per location(1)                             $  439.80       $  623.33       $  547.36       $  442.71       $  347.44
------------------------------------------------------------------------------------------------------------------------------------
Total EBITDA per patron                                  $    1.29       $    1.48       $    1.47       $    1.27       $    1.19
------------------------------------------------------------------------------------------------------------------------------------
Box Office revenue per patron                            $    5.18       $    5.91       $    5.79       $    5.52       $    5.34
------------------------------------------------------------------------------------------------------------------------------------
Concession revenue per patron                            $    2.03       $    2.14       $    1.98       $    1.82       $    1.70
------------------------------------------------------------------------------------------------------------------------------------
Concession margin                                             84.4%           84.5%           82.8%           80.9%           80.9%
------------------------------------------------------------------------------------------------------------------------------------
Ratio of Total EBITDA to Total Revenue                        17.2%           18.0%           18.6%           17.0%           16.6%
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CASH FLOW STATEMENT DATA(4):
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                $  82,711       $  64,185       $  47,976       $  46,326       $  36,188
------------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                    $ (91,741)      $ (51,439)      $ (53,254)      $ (34,690)      $ (82,486)
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided/(used) by financing
  activities                                             $  48,140       $  (5,842)      $   5,048       $ (14,005)      $  46,359
------------------------------------------------------------------------------------------------------------------------------------

(1) All per screen and location ratios are calculated based upon screens and locations as of period end and include the LST, MJT and Yelmo partnerships, except for fiscal year 1999 which are calculated using a weighted average number of screens and locations. The use of weighted average amounts in fiscal year 1999 is due to the inclusion of the operations of Cineplex Odeon for the period from May 15, 1998 to February 28, 1999. Use of weighted average number of screens and locations for the remaining historical data would not result in substantially different data from the information presented.

(2) EBITDA consists of earnings before interest, income taxes, depreciation and amortization, including equity earnings from investments in the LST, MJT and Yelmo partnerships. EBITDA should not be construed as an alternative to measuring operating results or cash flows under U.S. GAAP.

(3) Total EBITDA consists of EBITDA plus loss on sale/disposals of theatres and 100% of the operating results of our partnerships. We believe that Total EBITDA is an important measure, in addition to cash flow from operations and EBITDA, in viewing our overall liquidity and borrowing capacity.

                                               SELECTED KEY OPERATING STATISTICS

                                                                     (continued)

(3)   Continued

A reconciliation of EBITDA to Modified EBITDA, Total EBITDA and Attributable EBITDA follows:

------------------------------------------------------------------------------------------------------
                                                    YEAR ENDED FEBRUARY 28 OR 29, (UNAUDITED)
------------------------------------------------------------------------------------------------------
(in thousands)                                1999         1998         1997         1996         1995
------------------------------------------------------------------------------------------------------
EBITDA (as defined above)                 $144,243     $ 69,238     $ 61,467     $ 54,190     $ 42,926
------------------------------------------------------------------------------------------------------
ADD: Loss on sale/disposals of
  theatres                                   4,532        7,787        9,951        7,249       13,420
------------------------------------------------------------------------------------------------------
Modified EBITDA, including
  equity earnings                          148,775       77,025       71,418       61,439       56,346
------------------------------------------------------------------------------------------------------
LESS: Equity earnings included
  in EBITDA                                  2,685        3,060        2,851        2,862        2,380
------------------------------------------------------------------------------------------------------
ADD: EBITDA from partnerships               17,076       12,678        9,706        9,600        8,574
------------------------------------------------------------------------------------------------------
Total EBITDA                               163,166       86,643       78,273       68,177       62,540
------------------------------------------------------------------------------------------------------
LESS: Partners' share of Total EBITDA        8,538        6,339        4,853        4,800        4,287
------------------------------------------------------------------------------------------------------
Attributable EBITDA                       $154,628     $ 80,304     $ 73,420     $ 63,377     $ 58,253
------------------------------------------------------------------------------------------------------

(4) Cash flow statement data includes cash flows from long-term investments in partnerships to the extent of our equity interests.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion of the Loews Cineplex Entertainment Corporation ("we," "us" and "our") financial condition and operating results should be read in conjunction with the Selected Historical Financial Data and our audited consolidated financial statements for the fiscal years ended February 28, 1999, 1998 and 1997. The information presented below includes the results of Cineplex Odeon Corporation ("Cineplex Odeon"), which became our wholly owned subsidiary as of May 14, 1998 (the "Combination"), for the period from May 15, 1998 through February 28, 1999, and does not include any results prior to that time unless otherwise noted. Where noted, pro forma results compare results for the nine months ended February 28, 1999 to the nine months ended February 28, 1998 for Cineplex Odeon.

This discussion incorporates operating results of partnerships in which we have an interest to the extent of our equity share as required by the equity method of accounting.

Results of Operations

--------------------------------------------------------------------------------
FISCAL YEAR ENDED FEBRUARY 28, 1999 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 1998
--------------------------------------------------------------------------------

Operating Revenues of approximately $851.2 million for the fiscal year ended February 28, 1999 were $437.7 million higher than the comparable period of the prior year. Operating revenues are generated primarily from box office revenues and concession sales. Box office revenues for the fiscal year ended February 28, 1999 of approximately $587.1 million were $290.1 million higher, and concession revenues of approximately $228.3 million were $124.3 million higher in comparison to the fiscal year ended February 28, 1998. These increases in operating revenues were due primarily to the inclusion of the Cineplex Odeon theatre operating results for the period from May 15, 1998 to February 28, 1999, additional revenue from new theatre openings and improvements in concession revenue per patron, which were enhanced as a result of operating efficiencies realized from the Combination. Excluding the impact of the Cineplex Odeon operations, our operating revenues increased by $8.2 million, or 2%, due primarily to new theatre openings, increases in box office revenue per patron of $.06 and productivity improvements resulting in an increase in concession revenue per patron of $.11. The operating revenues generated for the twelve months ended February 28, 1999 included Cineplex Odeon operating revenues of approximately $427 million for the period May 15, 1998 to February 28, 1999. The operating revenues of $427 million generated by Cineplex Odeon include operating efficiencies realized from the continuation of our concession programs implemented throughout the Cineplex Odeon circuit, which resulted in a pro forma increase in concession revenue per patron for the nine months of approximately $.13 (excluding the effect of foreign currency fluctuations) over pro forma prior year levels.

Operating Costs of approximately $654.5 million for the fiscal year ended February 28, 1999 were approximately $346.9 million higher than for the fiscal year ended February 28, 1998, due primarily to the inclusion of the operating results for the Cineplex Odeon theatres, increased costs related to the aforementioned increase in operating revenues, and higher occupancy costs attributable to new theatre openings. Excluding the impact of Cineplex Odeon operations, our operating costs increased $3.4 million, or 1%, due primarily to the increase in operating revenues mentioned above. Cineplex Odeon operating costs for the period May 15, 1998 to February 28, 1999 were $342.2 million. The operating cost level experienced by Cineplex Odeon for the period reflects cost savings and operating efficiencies, primarily in concession operations and theatre operating expenses, resulting from the Combination. On a pro forma basis, for the nine months, the Cineplex Odeon concession margin improved 3.4%, from 80.4% in fiscal year 1998 to 83.8% in fiscal year 1999.

General and Administrative Costs of approximately $47.9 million for the fiscal year ended February 28, 1999 were $19.0 million higher than for the fiscal year ended February 28, 1998, due primarily to the inclusion of the operating results for the Cineplex Odeon theatres for the period May 15, 1998 to February 28, 1999 (net of cost savings realized as a result of the Combination), merit increases and the additional costs relative to the continued development of our international operations.

Depreciation and Amortization Costs of approximately $90.7 million for the fiscal year ended February 28, 1999 were $38.4 million higher than for the fiscal year ended February 28, 1998, due primarily to the inclusion of the operating results for the Cineplex Odeon theatres for the period May 15, 1998 to February 28, 1999, incremental depreciation related to investments in new theatres which commenced operations in prior periods and the amortization of goodwill recorded as a result of the Combination.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Depreciation and amortization costs include adjustments necessary to reflect the allocation of purchase price to the fair value of Cineplex Odeon assets acquired and liabilities assumed as part of the Combination. This allocation of value was substantially completed during the fourth quarter of the current fiscal year and is expected to be finalized during the first quarter of fiscal year 2000.

Loss on Sale/Disposals of Theatres of approximately $4.5 million for the fiscal year ended February 28, 1999 was $3.3 million lower than for the fiscal year ended February 28, 1998, due primarily to the timing, nature and characteristics of theatre dispositions. During fiscal year 1999, we disposed of 54 theatre locations comprising 173 screens including certain Cineplex Odeon theatres acquired in the Combination.

Interest Expense of approximately $57.2 million for the fiscal year ended February 28, 1999 was $42.9 million higher than for the fiscal year ended February 28, 1998, due primarily to higher borrowings relating to the Combination (including debt amounts assumed from Cineplex Odeon) and the impact of additional borrowings under our Senior Revolving Credit Facility to fund investments in theatres and joint ventures. See the Liquidity and Capital Resources section for additional information.

Modified EBITDA for the fiscal year ended February 28, 1999 of $148.8 million increased $71.8 million in comparison to the fiscal year ended February 28, 1998, due primarily to the inclusion of the operating results for the Cineplex Odeon theatres for the period from May 15, 1998 to February 28, 1999, the increase in concession revenues per patron, cost savings and operating efficiencies as a result of the integration of Cineplex Odeon operations and the impact of newly opened theatres previously discussed. Modified EBITDA (earnings before interest, taxes, depreciation and amortization, and gains/ losses on asset disposal or sales) is a measure that management uses to evaluate our financial performance. Modified EBITDA measures the amount of cash that we have available for investment or other uses and is used by us as a measure of performance. Modified EBITDA is primarily a management tool and only one measure of financial performance to be considered by the investment community. Modified EBITDA is not an alternative to measuring operating results or cash flow under U.S. GAAP.

--------------------------------------------------------------------------------
FISCAL YEAR ENDED FEBRUARY 28, 1998 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 1997
--------------------------------------------------------------------------------

Operating Revenues of approximately $413.5 million for the fiscal year ended February 28, 1998 were $38.2 million, or 10.2%, higher than the comparable period of the prior year. Operating revenues are generated primarily from box office revenues and concession sales. Box office revenues for the fiscal year ended February 28, 1998 of approximately $296.9 million were $23.4 million, or 8.6%, higher and concession revenues of approximately $104.0 million were $13.4 million, or 14.8%, higher in comparison to the fiscal year ended February 28, 1997. Other income for the year ended February 28, 1998 of approximately $12.6 million was $1.4 million higher than for the same period in fiscal 1997. These increases in revenues were due primarily to the effect of additional revenue from new theatre openings/expansions of existing theatres of $33.8 million, and higher box office and concession revenue per patron resulting in an increase of $6.4 million and $5.2 million, respectively. These increases were partially offset by other reductions in operating revenues, including the effect of theatre dispositions, which reduced operating revenues by approximately $7.2 million.

Operating Costs of approximately $307.6 million for the year ended February 28, 1998 were $25.1 million, or 8.9%, higher than for the fiscal year ended February 28, 1997, due primarily to increased costs of $22.7 million related to the aforementioned increase in operating revenues and higher occupancy costs attributable to new theatre openings of $5.4 million, offset by lower costs, including the effect of theatre dispositions of $3.0 million.

General and Administrative Costs of approximately $28.9 million for the year ended February 28, 1998 were $7.5 million higher than for the fiscal year ended February 28, 1997 due primarily to higher salaries and fringe benefits as a result of normal merit increases and higher staffing levels required as a result of increased business activity, certain contractual buyouts and other Loews Theatres/Cineplex Odeon merger related costs and the start-up of the Company's international operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(continued)

Depreciation and Amortization Costs of approximately $52.3 million for the year ended February 28, 1998 were $7.7 million higher than for the fiscal year ended February 28, 1997, due primarily to the effect of new theatre openings, provisions for asset impairment under SFAS No. 121 and incremental depreciation on refurbishment and information systems expenditures.

Loss on Sale/Disposals of Theatres of approximately $7.8 million for the year ended February 28, 1998 was $2.2 million lower than for the fiscal year ended February 28, 1997 due primarily to the timing, nature and characteristics of theatre dispositions. During fiscal 1998, we disposed of 10 theatres comprising 28 screens.

Interest Expense of approximately $14.3 million for the year ended February 28, 1998 was $500 thousand lower than for the fiscal year ended February 28, 1997 due primarily to the impact of lower interest rates, partially offset by the impact of new borrowings.

Modified EBITDA for the year ended February 28, 1998 of $77.0 million increased $5.6 million in comparison to the year ended February 28, 1997 due primarily to the increase in box office and concession revenues per patron, and the impact of newly opened theatres which were previously discussed.

Liquidity and Capital Resources

Cash flow from operations for the year ended February 28, 1999 was approximately $82.7 million, which was approximately $18.5 million higher than for the year ended February 28, 1998. This increase is due primarily to the inclusion of the operating results for the Cineplex Odeon theatres. We derive substantially all of our revenues from cash collected at the box office and through concession sales. Generally, this provides us with working capital operating float, since cash revenues are generally collected in advance of the payment of related expenses.

We have experienced, and expect to continue to realize, improved operating results as a result of investments in theatres (including new builds, reconfigurations of existing theatres, and the closing of obsolete, unprofitable or non-competitive theatres). We expect to continue to increase revenues and cash flows as a result of reconfiguration of the Loews and Cineplex Odeon circuits and from the additional future investment in North American and international exhibition. In addition, we expect to continue to realize additional cost savings and operational efficiencies as a result of the Combination.

At February 28, 1999, we had capital spending commitments aggregating approximately $390 million for the future development and construction of 45 theatre properties comprising approximately 700 screens. At February 28, 1999, our debt balance includes approximately $82.4 million of capital spending on theatre projects in various stages of development. In the opinion of management, these capital commitments and working capital requirements will be funded by free cash flow generated from operations and by our capital structure (debt and equity) that has been effected subsequent to the Combination. The paragraphs below present a summary of the significant capital transactions (debt and equity) that have been completed in connection with and subsequent to the Combination.

On May 14, 1998 and in connection with the Combination, we repaid all amounts outstanding under the Sony Corporation of America ("SCA") Credit Facility ("Sony Facility"). At February 28, 1998 the outstanding balance against the Sony Facility was approximately $296.3 million.

In connection with the Combination, we entered into a $1 Billion Senior Revolving Credit Facility with Bankers Trust Company, as administrative agent. The Senior Revolving Credit Facility, together with an $84.5 million equity contribution provided by Universal Studios, Inc. ("Universal"), replaced the Sony Facility and Cineplex Odeon's existing credit facility, funded cash paid to Sony Pictures Entertainment Inc. ("SPE") and/or its affiliates upon closing of the Combination, and provides ongoing financing to us to fund working capital requirements and theatre expansion in North America and internationally. This Senior Revolving Credit Facility is comprised of two tranches, a $750 million senior secured revolving credit facility, secured by substantially all of our assets and the assets of our domestic subsidiaries, and a $250 million uncommitted facility. The Senior Revolving Credit Facility bears interest at a rate of either the current prime rate as offered by Bankers Trust Company or an Adjusted Eurodollar rate (as defined in the credit agreement) plus an applicable margin based on our Leverage Ratio (as defined in the credit agreement). Our borrowings under the Senior Revolving Credit Facility at February 28, 1999 totaled $378 million.

In conjunction with the Combination, we made payments totaling approximately $417 million to SPE and its affiliates representing (i) a cash payment to satisfy all intercompany indebtedness to affiliates

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                                     (continued)

of SCA as of the closing date ($296 million), (ii) a cash payment equal to the fair value of certain transferred assets ($18 million), and (iii) the payment of a dividend to a subsidiary of SPE ($103 million). The first payment was made on May 14, 1998, and the final payment, which was as a result of post-closing audit procedures completed during the third quarter, was made on November 17, 1998.

As a result of the Combination, Plitt Theatres, Inc. ("Plitt"), Cineplex Odeon's U.S. theatre group, became our wholly owned subsidiary. Plitt had outstanding $200 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2004 (the "Plitt Notes"). The Combination triggered a "change of control" under provisions of the indenture under which the Plitt Notes were issued (the "Plitt Indenture"). Accordingly, on June 15, 1998, Plitt commenced an offer to purchase any and all of the Plitt Notes which it completed on August 4, 1998, with holders of approximately 97% of the outstanding Plitt Notes tendering. Payment for the tendered Plitt Notes was made during fiscal year 1999 in the amount of $215.9 million, or 109.261% of the outstanding principal amount of the Plitt Notes, plus accrued and unpaid interest. At February 28, 1999, the outstanding amount of the Plitt Notes was $2.3 million.

On August 5, 1998, we sold to the public in an underwriting offering 10 million shares of Common Stock at a public offering price of $11.00 per share. Net proceeds of approximately $103.0 million were used primarily to repay our borrowings under the Senior Revolving Credit Facility. Upon consummation of the equity offering, our Class A Non-Voting Common Stock held by SPE automatically converted into an equal number of shares of Common Stock and 3,255,212 additional shares of Common Stock were issued to Universal for no consideration under anti-dilution provisions of our subscription agreement with Universal.

On August 5, 1998, we issued $300 million of 8 7/8% Senior Subordinated Notes due 2008 to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). Net proceeds of $288.6 were used primarily to repay the Plitt Notes and borrowings under the Senior Revolving Credit Facility. Subsequently, on November 19, 1998, we completed an offering to exchange $300 million aggregate principal amount of our 8 7/8% Senior Subordinated Notes due 2008, which were registered under the Securities Act for a like principal amount of our privately placed 8 7/8% Senior Subordinated Notes due 2008.

In August 1998, we entered into interest rate swap agreements for a term of four years (expiring in August 2002) to hedge a portion of the Senior Revolving Credit Facility variable interest rate risk. As a result of these agreements we have fixed a LIBOR rate of 5.77% per annum (plus the applicable margin) on a notional amount of $250 million of indebtedness. Each swap has a quarterly reset date for settlements. We have accounted for these swaps as interest rate hedges.

During fiscal 1999, we pursued the sale of certain theatres in New York City and Chicago that were subject to approval by the Department of Justice ("DOJ"), in accordance with the terms of an agreement reached to permit the Combination. As a result, during the fourth quarter, we sold to Cablevision Systems Corporation 33 screens in 12 theatres in New York City, in accordance with the DOJ order, and an additional 14 screens in 4 theatres in the suburban New York area for aggregate cash proceeds of $87.5 million. A substantial portion of these proceeds was utilized to pay down the Senior Revolving Credit Facility.

Pursuant to the agreement with the DOJ, we were also required to sell 49 screens at 11 theatre locations in Chicago. On April 7, 1999, we completed the sale of 30 screens at 8 of these theatre locations to a third party. The sale of these theatres will not have a significant impact on our operating results or financial position. Additionally, under the agreement with the DOJ, we are required to sell the remaining 19 screens at 3 theatre locations in Chicago. We are investigating several options in order to comply with the requirements of the agreement with the DOJ.

Effect of Inflation and Foreign Currency

Inflation and foreign currency fluctuations have not had a material effect on our operations.

Risk Management

The overall objective of our financial risk management program is to seek to mitigate any potential negative earnings effects from changes in foreign exchange and interest rates arising in our business activities. We manage these financial exposures through operational means and by using various financial instruments. These practices may change as economic conditions change.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(continued)

Our U.S. dollar borrowings are subject to interest rate risk. Under certain market conditions, interest rate swap contracts are used to adjust these interest sensitive liabilities.

New Accounting Pronouncements

We have determined that one new pronouncement that has been issued, but is not yet effective, is applicable to us, and may have an impact on our financial statements:

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which becomes effective for our fiscal quarter ending May 31, 1999. This statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that we recognize those items as assets or liabilities in the statement of financial position and measure them at fair value.

We expect to adopt this standard when required and do not believe that it will have a significant impact on our operating results or financial position.

Year 2000

The Year 2000 issue is a result of computer programs being written using two digits rather than four to define a specific year. Absent corrective actions, a computer program that has date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. The inability to recognize or properly treat the year 2000 may cause systems to process financial and operating information incorrectly.

We recognized this challenge early and began work on remediation and overall upgrades to all information systems several years ago. We have largely completed remediation of our systems to meet business continuity concerns throughout the Loews Theatre circuit and at our corporate offices. As a result of the Combination with Cineplex Odeon, we have found that the point-of-sale systems at several of the Cineplex Odeon theatres and within our Yelmo Cineplex de Espana joint venture may not be Year 2000 compliant. Our management and information systems department are currently evaluating these systems and will take the necessary action to mitigate all Year 2000 concerns. Completion of the necessary remediation on these systems is ongoing, and expected to be completed by the end of our third quarter. We will also formulate a contingency plan to address any Year 2000 issues that may arise.

Our ongoing maintenance and upgrades of our information system have largely addressed any significant Year 2000 issues. Due to these significant upgrades and investments in information systems over the past several years total costs incurred to date directly related to the remedy of the Year 2000 issues have been minimal, and the identifiable costs associated with the remaining Year 2000 conversion activities, including our non-information technology related systems, are not expected to be significant.

In addition, it is currently unknown whether vendors and other third parties with whom we conduct business will successfully address the Year 2000 issue with respect to their own computer software. However, we are working with our major vendors and other third parties to identify and address Year 2000 issues. If our present efforts to address the Year 2000 issue are not successful, or if vendors and other third parties with whom we conduct business do not successfully address the Year 2000 issue, our business and financial condition could be adversely affected.

Litigation Matters

From time to time, we are involved in routine litigation and legal proceedings in the ordinary course of our business, such as personal injury claims, employment matters and contractual disputes. We believe that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material impact on our operating results or financial position. Certain litigation and legal proceedings are discussed in footnote 15 of our consolidated financial statements for the fiscal year ended February 28, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                                     (continued)

Theatre Portfolio Changes

The following table indicates the number of theatre locations and screens, and changes to our theatre circuit configuration as a result of our theatre reconfiguration program (including screens and locations relating to all our joint ventures) for the twelve months ended February 28, 1999:

--------------------------------------------------------------------------------
                                                      TWELVE MONTHS ENDED
--------------------------------------------------------------------------------
                                                       FEBRUARY 28, 1999
--------------------------------------------------------------------------------
                                   North America   International          Total
--------------------------------------------------------------------------------
LOCATIONS
--------------------------------------------------------------------------------
Beginning Balance*                           450               1            451
--------------------------------------------------------------------------------
New builds                                    12              --             12
--------------------------------------------------------------------------------
J.V. Investments                              --              14             14
--------------------------------------------------------------------------------
Dispositions                                 (54)             --            (54)
--------------------------------------------------------------------------------
ENDING BALANCE                               408              15            423
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SCREENS
--------------------------------------------------------------------------------
Beginning Balance*                         2,752               6          2,758
--------------------------------------------------------------------------------
New builds/expansions                        183              --            183
--------------------------------------------------------------------------------
J.V. Investments                              --             113            113
--------------------------------------------------------------------------------
Dispositions                                (173)             --           (173)
--------------------------------------------------------------------------------
ENDING BALANCE                             2,762             119          2,881
--------------------------------------------------------------------------------

* Beginning balances are on a pro forma basis, as if the Combination had occurred as of March 1, 1998.

As a result of our theatre reconfiguration program the average screens per location has grown from 6.1 screens per location at March 1, 1998 to 6.8 screens per location at February 28, 1999. During the twelve month period ended February 28, 1999 we opened 12 new theatre locations aggregating 168 screens; in the United States: the Cascade Cinemas 14 and the Woodinville Cinemas 12 in Washington, the Palisades Center 21 in New York, the Cherry Hill 24 in New Jersey, the Liberty Tree Mall 20 in Massachusetts and the Stonybrook 15 in Long Island; in Canada, we opened: the Grande Cinemas 10 in Toronto, the Medicine Hat 10 in Calgary, the First Markham Place Cinema 10 in Markham, the Grande Prairie Cinema 10 in Grande Prairie, the Strawberry Hill Cinema 12 in Surrey and the Orion Gate 10 in Brampton. We also expanded four existing theatre locations adding 15 screens.

During fiscal year 1999, we completed an investment in a joint venture in Spain called Yelmo Cineplex de Espana which operates 13 locations comprising 108 screens. We intend to further develop the existing circuit by building additional theatres in Spain.

Additionally, for the twelve months ended February 28, 1999 we disposed of/closed 54 theatre locations comprising 173 screens.

Forward Looking Statements

This annual report includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts included in this annual report may constitute forward-looking statements. Although we believe that the expectations reflected in such forward looking statements are reasonable, we cannot be assured that the expectations will prove to be correct.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION
CONSOLIDATED BALANCE SHEET

(in thousands of U.S. dollars, except share information)

-----------------------------------------------------------------------------------------------------------------
                                                                                                FEBRUARY 28,
-----------------------------------------------------------------------------------------------------------------
                                                                                            1999             1998
-----------------------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
-----------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents                                                          $    48,174      $     9,064
-----------------------------------------------------------------------------------------------------------------
  Accounts receivable                                                                     28,590            5,479
-----------------------------------------------------------------------------------------------------------------
  Inventories                                                                              4,462            1,146
-----------------------------------------------------------------------------------------------------------------
  Prepaid expenses and other current assets                                                4,041            2,520
-----------------------------------------------------------------------------------------------------------------
    TOTAL CURRENT ASSETS                                                                  85,267           18,209
-----------------------------------------------------------------------------------------------------------------

PROPERTY, EQUIPMENT AND LEASEHOLDS, NET                                                1,119,977          609,152
OTHER ASSETS
-----------------------------------------------------------------------------------------------------------------
  Investments in and advances to partnerships                                             47,794           31,763
-----------------------------------------------------------------------------------------------------------------
  Goodwill, net of accumulated amortization of $28,740 and $17,989                       498,549           53,143
-----------------------------------------------------------------------------------------------------------------
  Other intangible assets, net of accumulated amortization of $4,367
    and $3,165                                                                            19,558            6,005
-----------------------------------------------------------------------------------------------------------------
  Deferred charges and other assets                                                       35,056           10,279
-----------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                                                                     $ 1,806,201      $   728,551
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
-----------------------------------------------------------------------------------------------------------------
  Accounts payable and accrued expenses                                              $   175,943      $    59,871
-----------------------------------------------------------------------------------------------------------------
  Due to Sony Corporation of America ("SCA") affiliates                                       --            3,810
-----------------------------------------------------------------------------------------------------------------
  Deferred revenue                                                                        17,241            3,063
-----------------------------------------------------------------------------------------------------------------
  Current maturities of long-term debt and other obligations                               1,173              250
-----------------------------------------------------------------------------------------------------------------
  Current portion of capital leases                                                        2,737              520
-----------------------------------------------------------------------------------------------------------------
    TOTAL CURRENT LIABILITIES                                                            197,094           67,514
-----------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES                                                                         --           18,299
-----------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT AND OTHER OBLIGATIONS                                                     690,301               --
-----------------------------------------------------------------------------------------------------------------
LONG-TERM CAPITAL LEASE OBLIGATIONS                                                       61,997           10,513
-----------------------------------------------------------------------------------------------------------------
DEBT DUE TO SCA AFFILIATES                                                                    --          292,523
-----------------------------------------------------------------------------------------------------------------
ACCRUED PENSION AND POST RETIREMENT BENEFITS                                               9,570            3,791
-----------------------------------------------------------------------------------------------------------------
OTHER LIABILITIES                                                                        181,943           11,400
-----------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                                                                  1,140,905          404,040
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Note 15)
-----------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------
  Common stock ($.01 par value, 300,000,000 shares authorized; 58,538,646 shares issued and outstanding in 1999 and $.01 par value, 25,000,000 shares
    authorized, 19,270,321 issued and outstanding in 1998)                                   586              193
-----------------------------------------------------------------------------------------------------------------
  Common stock-Class A non-voting ($.01 par value, 10,000,000 shares authorized, nil issued and outstanding in 1999 and 1,202,486 shares issued
    and outstanding in 1998)                                                                  --               12
-----------------------------------------------------------------------------------------------------------------
  Common stock-Class B non-voting ($.01 par value, 10,000,000 shares authorized, 84,000 issued and outstanding in 1999 and nil shares issued
    and outstanding in 1998)                                                                   1               --
-----------------------------------------------------------------------------------------------------------------
  Accumulated other comprehensive income                                                  (5,063)              --
-----------------------------------------------------------------------------------------------------------------
  Additional paid-in capital                                                             671,707          299,277
-----------------------------------------------------------------------------------------------------------------
  Retained (deficit)/earnings                                                             (1,935)          25,029
-----------------------------------------------------------------------------------------------------------------
    TOTAL STOCKHOLDERS' EQUITY                                                           665,296          324,511
-----------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $ 1,806,201      $   728,551
-----------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.
-----------------------------------------------------------------------------------------------------------------

                                        LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                                            CONSOLIDATED STATEMENT OF OPERATIONS

                        (in thousands of U.S. dollars, except share information)

-------------------------------------------------------------------------------------------------------
                                                                        FOR THE YEARS ENDED
-------------------------------------------------------------------------------------------------------
                                                                            FEBRUARY 28,
-------------------------------------------------------------------------------------------------------
                                                               1999              1998              1997
-------------------------------------------------------------------------------------------------------
REVENUES
-------------------------------------------------------------------------------------------------------
  Box office                                           $    587,078      $    296,933      $    273,498
-------------------------------------------------------------------------------------------------------
  Concession                                                228,332           104,009            90,643
-------------------------------------------------------------------------------------------------------
  Other                                                      35,750            12,568            11,204
-------------------------------------------------------------------------------------------------------
                                                            851,160           413,510           375,345
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
EXPENSES
-------------------------------------------------------------------------------------------------------
  Theatre operations and other expenses                     618,946           291,421           266,846
-------------------------------------------------------------------------------------------------------
  Cost of concessions                                        35,557            16,147            15,634
-------------------------------------------------------------------------------------------------------
  General and administrative                                 47,882            28,917            21,447
-------------------------------------------------------------------------------------------------------
  Depreciation and amortization                              90,720            52,307            44,576
-------------------------------------------------------------------------------------------------------
  Loss on sale/disposals of theatres                          4,532             7,787             9,951
-------------------------------------------------------------------------------------------------------
                                                            797,637           396,579           358,454
-------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                                       53,523            16,931            16,891
-------------------------------------------------------------------------------------------------------
INTEREST EXPENSE                                             57,216            14,319            14,776
-------------------------------------------------------------------------------------------------------
(LOSS)/INCOME BEFORE INCOME TAXES                            (3,693)            2,612             2,115
-------------------------------------------------------------------------------------------------------
INCOME TAX EXPENSE                                            2,187             2,751             2,295
-------------------------------------------------------------------------------------------------------
NET LOSS                                               $     (5,880)     $       (139)     $       (180)
-------------------------------------------------------------------------------------------------------
  Weighted Average Shares Outstanding--basic(A)          47,834,541        20,472,807        20,472,807
-------------------------------------------------------------------------------------------------------
  Weighted Average Shares Outstanding-- diluted(A)       47,834,541        20,924,890        20,472,807
-------------------------------------------------------------------------------------------------------
  Loss per Share--basic and diluted                    $       (.12)     $       (.01)     $       (.01)
-------------------------------------------------------------------------------------------------------

(A) Fiscal year ended February 28, 1997 has been restated to reflect a stock dividend declared on February 5, 1998.

      The accompanying notes are an integral part of these consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(in thousands of U.S. dollars, except share information)


                                                                       Class A                         Class B
                                                                          Non-                            Non-
                                        Voting                          voting                          voting
                                        Shares          Amount          Shares          Amount          Shares         Amount
------------------------------------------------------------------------------------------------------------------------------
Balance at March 1, 1996                   973           $ 195              --           $  --              --          $  --
  Comprehensive income:
   Net loss for the fiscal year
   ended February 28, 1997                  --              --              --              --              --             --

  Comprehensive income                      --              --              --              --              --             --
------------------------------------------------------------------------------------------------------------------------------

Balance at March 1, 1997                   973             195              --              --              --             --
  Stock dividend                    19,269,348              (2)      1,202,486              12              --             --
  Comprehensive income:
   Net loss for the
   fiscal year ended
   February 28, 1998                        --              --              --              --              --             --

  Comprehensive income                      --              --              --              --              --             --
------------------------------------------------------------------------------------------------------------------------------

Balance at March 1, 1998            19,270,321             193       1,202,486              12              --             --
  Exchange of existing
   Cineplex Odeon
   shares in conjunction
   with the Combination             17,699,914             177              --              --          84,000              1
  Issuance of shares to
   Universal under a
   subscription agreement            4,426,607              44              --              --              --             --
  Issuance of shares to SCA
   affiliates for Star
   Theatres and
   S&J Theatres                      2,664,304              27              --              --              --             --
  Exercise of Stock Options             19,802              --              --              --              --             --
  Dividend to SCA affiliates                --              --              --              --              --             --
  Issuance of shares in Public
   Offering, net of costs
   and expenses                     10,000,000             100              --              --              --             --
  Automatic conversion of
   SCA's Class A
   non-voting shares
   to common shares                  1,202,486              12      (1,202,486)            (12)             --             --
  Issuance of shares to
   Universal under
   an anti-dilution
   agreement                         3,255,212              33              --              --              --             --
  Comprehensive income:
   Foreign currency
   translation adjustment                   --              --              --              --              --             --
   Unrealized loss on
   marketable securities                    --              --              --              --              --             --
   Net loss for the fiscal year
   ended February 28, 1999

  Comprehensive Income                      --              --              --              --              --             --
------------------------------------------------------------------------------------------------------------------------------

Balance at February 28, 1999        58,538,646           $ 586              --           $  --          84,000          $   1
------------------------------------------------------------------------------------------------------------------------------

                                      Accumulated
                                            Other                                          Total
                                          Compre-      Additional        Retained          Stock-
                                          hensive         Paid-in        Earnings         holders
                                           Income         Capital       /(Deficit)         Equity
--------------------------------------------------------------------------------------------------
Balance at March 1, 1996              $        --     $   299,082     $    25,553     $   324,830
  Comprehensive income:
   Net loss for the fiscal year
   ended February 28, 1997                     --              --            (180)           (180)
                                                                                         --------
  Comprehensive income                         --              --              --            (180)
--------------------------------------------------------------------------------------------------

Balance at March 1, 1997                       --         299,082          25,373         324,650
  Stock dividend                               --             195            (205)             --
  Comprehensive income:
   Net loss for the
   fiscal year ended
   February 28, 1998                           --              --            (139)           (139)
                                                                                         --------
  Comprehensive income                         --              --              --            (139)
--------------------------------------------------------------------------------------------------

Balance at March 1, 1998                       --         299,277          25,029         324,511
  Exchange of existing
   Cineplex Odeon
   shares in conjunction
   with the Combination                        --         266,579              --         266,757
  Issuance of shares to
   Universal under a
   subscription agreement                      --          84,456              --          84,500
  Issuance of shares to SCA
   affiliates for Star
   Theatres and
   S&J Theatres                                --             (27)             --              --
  Exercise of Stock Options                    --             366              --             366
  Dividend to SCA affiliates                   --         (81,536)        (21,084)       (102,620)
  Issuance of shares in Public
   Offering, net of costs
   and expenses                                --         102,625              --         102,725
  Automatic conversion of
   SCA's Class A
   non-voting shares
   to common shares                            --              --              --              --
  Issuance of shares to
   Universal under
   an anti-dilution
   agreement                                   --             (33)             --              --
  Comprehensive income:
   Foreign currency
   translation adjustment                  (4,407)             --              --          (4,407)
   Unrealized loss on
   marketable securities                     (656)             --              --            (656)
   Net loss for the fiscal year
   ended February 28, 1999                                                 (5,880)         (5,880)
                                                                                         --------
  Comprehensive Income                         --              --              --         (10,943)
--------------------------------------------------------------------------------------------------

Balance at February 28, 1999          $    (5,063)    $   671,707     $    (1,935)    $   665,296
--------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                                        LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                                            CONSOLIDATED STATEMENT OF CASH FLOWS

                        (in thousands of U.S. dollars, except share information)

--------------------------------------------------------------------------------------------------------------
                                                                                    FOR THE YEARS ENDED
--------------------------------------------------------------------------------------------------------------
                                                                                        FEBRUARY 28,
--------------------------------------------------------------------------------------------------------------
                                                                              1999          1998          1997
--------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
--------------------------------------------------------------------------------------------------------------
  Net loss                                                               $  (5,880)    $    (139)    $    (180)
--------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net loss to net cash provided by operating activities:

   Depreciation and amortization                                            90,720        52,307        44,576
--------------------------------------------------------------------------------------------------------------
   Loss on sale/disposals of theatres                                        4,532         7,787         9,951
--------------------------------------------------------------------------------------------------------------
   Equity earnings from long-term investments,
     net of distributions received                                           1,506           887          (553)
--------------------------------------------------------------------------------------------------------------
  Changes in operating assets and liabilities:

   Increase/(decrease) in due to SCA affiliates                                 --         2,487        (1,154)
--------------------------------------------------------------------------------------------------------------
   Decrease in deferred income taxes                                            --        (3,812)       (2,806)
--------------------------------------------------------------------------------------------------------------
   Decrease/(increase) in accounts receivable                                5,292        (1,042)         (846)
--------------------------------------------------------------------------------------------------------------
   (Decrease)/increase in accounts payable
     and accrued expenses                                                   (6,559)        7,249           977
--------------------------------------------------------------------------------------------------------------
   Increase in other operating assets and
     liabilities, net                                                       (6,900)       (1,539)       (1,989)
--------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                   82,711        64,185        47,976
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
--------------------------------------------------------------------------------------------------------------
  Proceeds from sale of assets                                              98,192            --         1,043
--------------------------------------------------------------------------------------------------------------
  Investment in/advances to partnerships, net
   of repayments                                                           (17,537)       (9,008)        6,623
--------------------------------------------------------------------------------------------------------------
  Merger related costs                                                     (25,198)           --            --
--------------------------------------------------------------------------------------------------------------
  Capital expenditures                                                    (147,198)      (42,431)      (60,920)
--------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                      (91,741)      (51,439)      (53,254)
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
--------------------------------------------------------------------------------------------------------------
  (Repayment)/borrowing of debt due to SCA affiliate                      (299,487)       (5,333)        5,575
--------------------------------------------------------------------------------------------------------------
  Proceeds from senior credit facility,
   net of repayments and deferred financing fees                           224,044            --            --
--------------------------------------------------------------------------------------------------------------
  Repayment of long-term debt                                              (34,644)         (509)         (527)
--------------------------------------------------------------------------------------------------------------
  Repayment of Plitt Theatre, Inc. notes                                  (215,907)           --            --
--------------------------------------------------------------------------------------------------------------
  Proceeds of senior subordinated note offering,
   net of deferred financing fees                                          289,263            --            --
--------------------------------------------------------------------------------------------------------------
  Proceeds from issuance of common stock,
   net of offering expenses                                                102,991            --            --
--------------------------------------------------------------------------------------------------------------
  Proceeds from issuance of common stock to
   Universal upon Combination                                               84,500            --            --
--------------------------------------------------------------------------------------------------------------
  Dividend paid to SCA affiliate in Combination                           (102,620)           --            --
--------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED/(USED) BY FINANCING ACTIVITIES                            48,140        (5,842)        5,048
--------------------------------------------------------------------------------------------------------------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS                            39,110         6,904          (230)
--------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                               9,064         2,160         2,390
--------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $  48,174     $   9,064     $   2,160
--------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information:
  Income taxes paid, net of refunds received                             $   3,229     $   1,934     $   1,414
--------------------------------------------------------------------------------------------------------------
  Interest paid (including $6,942, $14,638 and
   $15,394 paid to SCA affiliates)                                       $  54,583     $  15,823     $  16,488
--------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

--------------------------------------------------------------------------------
NOTE 1-ORGANIZATION AND BUSINESS
--------------------------------------------------------------------------------

Loews Cineplex Entertainment Corporation ("LCP" or the "Company"), is a major motion picture theatre exhibition company with operations in North America and Europe. The Company operates under the Loews Theatres, Sony Theatres, Cineplex Odeon Theatres, Star Theatres, Magic Johnson Theatres and Yelmo Cineplex Theatres marquees. As of February 28, 1999, LCP owns, or has interests in, and operates 2,881 screens at 423 theatres in 22 states and the District of Columbia, 6 Canadian provinces, Spain, Hungary and Turkey. The Company's principal markets include New York, Boston, Chicago, Baltimore, Dallas, Houston, Detroit, Los Angeles, Seattle and Washington D.C. in the U.S., Toronto, Montreal and Vancouver in Canada, and Madrid, Spain. The Company holds a 50% partnership interest in each of the Yelmo Cineplex de Espana ("Yelmo"), Loeks-Star Theatres ("LST") and Magic Johnson Theatres ("MJT") partnerships. Yelmo, LST and MJT hold interests in and operate 25 locations, comprising a total of 260 screens. Screens and locations for the partnerships are included in the Company amounts referred to above.

Business Combination

On May 14, 1998, pursuant to the Amended and Restated Master Agreement (the "Master Agreement") dated September 30, 1997, LCP (formerly known as LTM Holdings, Inc.) and Cineplex Odeon Corporation ("Cineplex Odeon"), another major motion picture exhibitor with operations in the U.S. and Canada, combined (the "Combination"). As called for in the Master Agreement, the outstanding common shares of Cineplex Odeon were exchanged for LCP shares on a ten for one basis. Universal Studios, Inc. ("Universal"), a major shareholder of Cineplex Odeon, contributed cash of $84.5 million to the Company in exchange for additional shares of stock in the Company. Sony Pictures Entertainment Inc. ("SPE") and its affiliates received a cash payment of approximately $417 million representing
(i) a cash payment to satisfy all intercompany indebtedness to affiliates of Sony Corporation of America ("SCA") as of the closing date, (ii) a cash payment equal to the fair value of certain transferred assets, and (iii) the payment of a dividend to a subsidiary of SPE. The consolidated financial statements for the twelve months ended February 28, 1999 include the operating results of Cineplex Odeon following the date of Combination (May 14, 1998) to February 28, 1999.

At the closing of the Combination, the Company issued 7,264,642 shares of Common Stock and 80,000 shares of Class B Non-Voting Common Stock to Universal, 4,324,003 shares of Common Stock and 4,000 shares of Class B Non-Voting Common Stock to the Charles Rosner Bronfman Family Trust and certain related shareholders (the "Claridge Group") and 6,111,269 shares of common stock to the other shareholders of record of Cineplex Odeon, for an aggregate value of approximately $266.6 million, in exchange for the outstanding shares of Cineplex Odeon and its wholly-owned subsidiary, Plitt Theatres, Inc. ("Plitt"). In addition, the Company issued 4,426,607 shares of common stock to Universal for consideration of $84.5 million as required under a subscription agreement, and 2,664,304 shares of Common Stock to SPE in connection with the transfer by SPE of its interest in Star Theatres of Michigan, Inc. ("Star") and S&J Theatres, Inc. ("S&J") to the Company. As a result of the Combination, SPE, Universal, the Claridge Group and others owned 51.1%, 26.0%, 9.6% and 13.3%, respectively, of the Company's common stock.

The Combination has been accounted for under the purchase method of accounting, and, accordingly, the cost to acquire Cineplex Odeon has been allocated to the assets acquired and liabilities assumed of Cineplex Odeon based on their respective fair values, with the excess purchase price allocated to goodwill. The Company arranged for an independent valuation and other studies required to determine the fair value of the assets acquired and liabilities assumed. These valuations and studies are substantially complete and will be finalized during the first quarter of fiscal year 2000. Subject to the finalization of the valuations in the first quarter of fiscal year 2000, the balances reflected in the consolidated statement of financial position as of February 28, 1999 may require further adjustments. However, based upon the information available to date, management does not anticipate that such adjustments will be significant.

On August 5, 1998, the Company sold to the public pursuant to a registered public offering 10 million shares of Common Stock. Upon consummation of this offering, the Company's Class A Non-Voting Common Stock held by SPE automatically converted into an equal number of shares of Common Stock, and 3,255,212 additional shares of Common Stock were issued to Universal for no consideration under

                                        LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

anti-dilution provisions of the Company's subscription agreement with Universal. As a result of the public offering, SPE, Universal and the Claridge Group own 39.5%, 25.5% and 7.4%, respectively, of the Company's common stock.

Pro Forma (Unaudited)

The unaudited condensed pro forma results of operations presented below assume that the Combination occurred at the beginning of each period presented. The pro forma information is not necessarily indicative of the combined results of operations of LCP and Cineplex Odeon that would have resulted if the transaction had occurred on the dates previously indicated, and they are not necessarily indicative of the future operating results of the combined company.

--------------------------------------------------------------------------------
                                                      TWELVE MONTHS ENDED
--------------------------------------------------------------------------------
                                                          FEBRUARY 28,
--------------------------------------------------------------------------------
                                                       1999            1998
--------------------------------------------------------------------------------
Revenues                                          $ 947,671       $ 981,658
--------------------------------------------------------------------------------
Net loss                                          $ (19,229)      $ (26,576)
--------------------------------------------------------------------------------
Pro forma net loss
  per common share                                $    (.33)      $    (.45)
--------------------------------------------------------------------------------
Actual net loss per common share*                 $    (.12)      $    (.01)
--------------------------------------------------------------------------------

*Presented for comparative purposes only

During fiscal 1999, the Company pursued the sale of certain theatres in New York City and Chicago that were subject to approval by the Department of Justice ("DOJ"), in accordance with the terms of an agreement reached to permit the Combination. As a result, during the fourth quarter, the Company sold to Cablevision Systems Corporation 33 screens in 12 theatres in New York City, in accordance with the DOJ order, and an additional 14 screens in 4 theatres in the suburban New York area, for aggregate cash proceeds of $87.5 million. A substantial portion of these proceeds was utilized to pay down the Company's Senior Revolving Credit Facility.

Pursuant to the agreement with the DOJ, the Company was also required to sell 49 screens at 11 theatre locations in Chicago. On April 7, 1999, the Company completed the sale of 30 screens at 8 of these theatre locations to a third party. The sale of these theatres will not have a significant impact on the Company's operating results or financial position. Additionally, under the agreement with the DOJ, the Company is required to sell the remaining 19 screens at 3 theatre locations in Chicago. The Company is investigating several options in order to comply with the requirements of the agreement with the DOJ.

--------------------------------------------------------------------------------
NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

Basis of Presentation and Consolidation: The consolidated financial statements include the accounts of Loews Cineplex Entertainment Corporation and its wholly-owned subsidiaries. As part of the Combination, SPE and its affiliates have transferred their interest in S&J, which owned a 50% interest in MJT, and Star, which indirectly owned a 50% interest in LST, and certain other exhibition assets to subsidiaries of the Company. As these transferred interests were among parties under common control, the Company has included the assets, liabilities and results of operations of S&J and Star in the financial statements for all periods included herein on an as if pooled basis. Majority owned companies are consolidated and 50% or less owned investments in which the Company has significant influence are accounted for under the equity method of accounting. Significant intercompany accounts and transactions have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues and Expenses: Substantially all revenues are recognized when admission and concession sales are received at the theatres. Other revenues include the Company's equity earnings from long-

LOEWS CINEPLEX ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

term investments. Film rental costs are recorded, as revenue is earned, based upon the terms of the respective film license arrangements. Advertising costs are expensed as incurred.

Cash and Cash Equivalents: The Company considers all operating funds held in financial institutions, cash held by the theatres and all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Inventories: Inventories of concession products are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Long-term Investments In and Advances to Partnerships: Investments in partnerships are recorded under the equity method of accounting. Under the equity method the cost of the investment is adjusted to reflect the Company's proportionate share of the partnerships' operating results. Advances to partners represent advances to respective partnerships, in which LCP has interests, for working capital and other capital requirements.

Deferred Charges and Other Assets: Deferred charges and other assets consist principally of debt issuance costs, long term receivables and marketable equity securities. All marketable equity securities are designated as available for sale and are reported at the lower of cost or market, with unrealized gains and losses included in stockholders' equity, net of applicable taxes. Unrealized losses that are other than temporary are recognized in earnings. Amortization of debt issuance costs is calculated on a straight-line basis over the terms of the underlying loan agreements (average life of approximately five to ten years) and is included as a component of interest expense.

Fair Value of Financial Instruments: Cash, accounts receivable, accounts payable, accrued liabilities and notes payable are reflected in the financial statements at carrying value which approximates fair value. Long-term debt principally consists of obligations which carry floating interest rates that approximate current market rates.

Property, Equipment and Leaseholds: Property, equipment and leaseholds are stated at historical cost less accumulated depreciation and amortization. The Company has acquired the rights to use certain theatre facilities under previously existing operating leases from other motion picture exhibitors. Purchase values assigned to these theatre lease rights acquired are capitalized and amortized over future periods.

Depreciation and amortization are provided on a straight-line basis over the following useful lives:

Buildings               30-40 years
Equipment               5-10 years
Leasehold Improvements  Life of lease but not in excess of useful lives or 40 years
Theatre Lease Rights    Life of lease but not in excess of useful lives or 40
                        years

Interest costs during the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset. Interest capitalized during the fiscal years ended February 28, 1999, 1998 and 1997 was $2,422, $741 and $586, respectively.

Goodwill and Other Intangible Assets: Goodwill, which represents the excess of the purchase price over the fair values of net assets acquired, is amortized using the straight-line method over 40 years. Other intangible assets, including management agreements and tradenames, are amortized over their estimated useful lives which range from 5 to 40 years. Management continuously assesses the recoverability of the net unamortized goodwill and other intangibles by determining whether the amortization of these balances over the remaining life can be recovered through projected future undiscounted income from operations. Amortization expense charged to operations amounted to $10,751, $1,789 and $1,789 for goodwill and $1,202, $335 and $230 for other intangible assets for the years ended February 28, 1999, 1998 and 1997, respectively.

Long-Lived Assets: Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" requires the recoverabil-

                                        LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

ity of the carrying value of long-lived assets to be evaluated when changes occur in historical operating results, future projections and economic and competitive factors, among others. The Company continuously assesses the recoverability of its long-lived assets in accordance with SFAS No. 121, by determining whether the carrying value of these balances over the remaining life can be recovered through undiscounted projected future cash flows. Based upon these measures, management has determined that the carrying value of its long-lived assets is recoverable and fairly stated.

Stock Based Compensation: As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company elected to account for its stock based compensation plans under the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has complied with the disclosure requirements of SFAS No. 123 (see Note 14 to these Consolidated Financial Statements).

Income Taxes: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts, less applicable allowances, of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign Currency Translation: The effect of translating foreign currency financial statements into U.S. dollars is included in accumulated other comprehensive income in stockholders' equity. Gains and losses on foreign currency transactions are not significant to operations and have been included in operating expenses.

Comprehensive Income: During the current fiscal year the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes rules for the reporting of comprehensive income which consists of net income, unrealized gains or losses on marketable securities and foreign currency translation adjustments, and is presented in the Consolidated Statement of Changes in Stockholders' Equity.

Pensions and Other Post-retirement Benefits: Effective February 28, 1999, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits." The provisions of SFAS No. 132 revise employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of these plans. It standardizes the disclosure requirements for pension and other post-retirement benefits to the extent practicable.

Earnings Per Share: A reconciliation of the number of shares used in the computations for basic and diluted net loss per share is as follows:

--------------------------------------------------------------------------------
                                                             NUMBER OF SHARES
--------------------------------------------------------------------------------
                                                               FEBRUARY 28,
--------------------------------------------------------------------------------
                                                                1999        1998
--------------------------------------------------------------------------------
Weighted average shares outstanding-Basic                 47,834,541  20,472,807
--------------------------------------------------------------------------------
Weighted average share dilution under stock option plans          --     452,083
--------------------------------------------------------------------------------
Weighted average shares outstanding-Diluted               47,834,541  20,924,890
--------------------------------------------------------------------------------

Reclassifications: Certain fiscal 1998 balances have been reclassified to conform with the fiscal 1999 presentation.

--------------------------------------------------------------------------------
NOTE 3-ACCOUNTS RECEIVABLE
--------------------------------------------------------------------------------

As of February 28, 1999, accounts receivable of $28.6 million consists of trade receivables of $9.6 million, receivables related to construction advances of $11.5 million and other receivables of $7.5 million. As of February 28, 1998, accounts receivable of $5.5 million consists of trade receivables of $1.9 million and other receivables of $3.6 million.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

--------------------------------------------------------------------------------
NOTE 4-PROPERTY, EQUIPMENT AND LEASEHOLDS
--------------------------------------------------------------------------------

Property, equipment and leaseholds consists of:

--------------------------------------------------------------------------------
                                                                FEBRUARY 28,
--------------------------------------------------------------------------------
                                                              1999          1998
--------------------------------------------------------------------------------
Land                                                    $   72,360    $   42,173
--------------------------------------------------------------------------------
Buildings                                                  372,797       227,782
--------------------------------------------------------------------------------
Equipment                                                  239,655       149,468
--------------------------------------------------------------------------------
Leasehold Improvements                                     206,001       101,440
--------------------------------------------------------------------------------
Theatre Lease Rights                                       478,841       346,176
--------------------------------------------------------------------------------
Construction in Progress                                    82,363        30,859
--------------------------------------------------------------------------------
TOTAL PROPERTY, EQUIPMENT AND LEASEHOLDS                 1,452,017       897,898
--------------------------------------------------------------------------------
Less: Accumulated Depreciation and Amortization            332,040       288,746
--------------------------------------------------------------------------------
                                                        $1,119,977    $  609,152
--------------------------------------------------------------------------------

The cost of property and equipment under capital leases amounted to $34,162 and $12,971, with accumulated depreciation of $5,842 and $4,584 as of February 28, 1999 and 1998, respectively. Depreciation expense of property and equipment under capital leases is included in depreciation and amortization expense in the Consolidated Statement of Operations.

The Company continues to review the assets and related intangibles of its motion picture theatres for impairment in accordance with the provisions of SFAS No.
121. As a result of this process, the Company has recognized a provision for asset impairment of $4.8 and $4.4 million for the years ended February 28, 1999 and 1998, respectively, which is included in depreciation and amortization expense in the Consolidated Statement of Operations.

--------------------------------------------------------------------------------
NOTE 5-LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS
--------------------------------------------------------------------------------

The Company's long-term investments consist of a 50% interest in LST which operated 9 theatres with 113 screens, MJT which operated 3 theatres with 39 screens, and Yelmo which operated 13 theatres with 108 screens at February 28, 1999. The Company accounts for these investments following the equity method of accounting.

The Company's carrying value of its investment in LST was approximately $13,270 and $11,102, its investment in MJT was approximately $(1,132) and $370, and its investment in Yelmo was $18,472 and nil, at February 28, 1999 and 1998, respectively.

The Company's equity share of earnings in LST, MJT and Yelmo for the fiscal years ended February 28, 1999, 1998 and 1997 was approximately $2.7 million, $2.9 million and $2.9 million, respectively.

As of February 28, 1999 and 1998, the Company had advances to LST of $122 and $10,955 and advances to MJT of $17,062 and $9,336, respectively. These receivables were in the form of both interest bearing notes and working capital advances.

                                        LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

The following table presents condensed financial information for the LST, MJT and Yelmo partnerships on a combined basis:

--------------------------------------------------------------------------------
                                                          YEAR ENDED
--------------------------------------------------------------------------------
                                                          FEBRUARY 28,
--------------------------------------------------------------------------------
                                                  1999         1998         1997
--------------------------------------------------------------------------------
Box Office                                     $68,410      $48,036      $34,248
--------------------------------------------------------------------------------
Concessions/Other                               30,606       22,461       15,378
--------------------------------------------------------------------------------
Total Revenues                                  99,016       70,497       49,626
--------------------------------------------------------------------------------
Total Operating Costs                           78,289       55,768       38,404
--------------------------------------------------------------------------------
General and Administrative Costs                 3,651        2,051        1,516
--------------------------------------------------------------------------------
                                                17,076       12,678        9,706
--------------------------------------------------------------------------------
Depreciation and Amortization                    6,905        5,459        3,157
--------------------------------------------------------------------------------
Income from Operations                         $10,171      $ 7,219      $ 6,549
--------------------------------------------------------------------------------
Net Income                                     $ 5,426      $ 5,810      $ 5,786
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 6-ACCOUNTS PAYABLE AND ACCRUED EXPENSES
--------------------------------------------------------------------------------

Accounts payable and accrued expenses consist of:

--------------------------------------------------------------------------------
                                                              FEBRUARY 28,
--------------------------------------------------------------------------------
                                                         1999               1998
--------------------------------------------------------------------------------
Accounts payable-trade                               $ 74,065           $ 36,924
--------------------------------------------------------------------------------
Accrued occupancy                                      19,634              6,125
--------------------------------------------------------------------------------
Other accrued expenses                                 82,244             16,822
--------------------------------------------------------------------------------
                                                     $175,943           $ 59,871
--------------------------------------------------------------------------------

At February 28, 1999, other accrued expenses include $28.1 million of contractual obligations and other liabilities related to the Combination. Additionally, approximately $123.3 million of contractual obligations related to the Combination are included in Other Long-term Liabilities.

--------------------------------------------------------------------------------
NOTE 7-DEFERRED REVENUE
--------------------------------------------------------------------------------

As of February 28, 1999, deferred revenue of $17,241 consists of advanced admission sales of $8,244, gift certificate sales of $5,332 and other deferred revenue of $3,665. As of February 28, 1998, deferred revenue consists of advanced admission sales of $826, gift certificate sales of $195 and other deferred revenue of $2,042.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

--------------------------------------------------------------------------------
NOTE 8-LONG -TERM DEBT AND OTHER OBLIGATIONS
--------------------------------------------------------------------------------

Long-term debt and other obligations consist of:

----------------------------------------------------------------------------------------------
                                                                               FEBRUARY 28,
----------------------------------------------------------------------------------------------
                                                                               1999       1998
----------------------------------------------------------------------------------------------
Senior Revolving Credit Facility due 2003 - average
  interest rate of 6.42% at February 28, 1999                              $378,000   $     --
----------------------------------------------------------------------------------------------
Senior Subordinated Notes with interest at 8.875%
  due 2008, net of original issue discount                                  297,695         --
----------------------------------------------------------------------------------------------
Plitt Theatres, Inc. Notes with interest at
  10.875% due 2004                                                            2,300         --
----------------------------------------------------------------------------------------------
Mortgages payable-non-recourse, payable from 1998 through 2008
  Interest rates from 8.5% to 11.5%                                          13,479        250
----------------------------------------------------------------------------------------------
Debt due to SCA affiliates with interest at 5.90%-repaid by the
  Company concurrent with the closing of the Combination on May 14, 1998         --    296,333
----------------------------------------------------------------------------------------------
                                                                            691,474    296,583
----------------------------------------------------------------------------------------------
Less: Current maturities                                                      1,173      4,060
----------------------------------------------------------------------------------------------
                                                                           $690,301   $292,523
----------------------------------------------------------------------------------------------

Annual maturities of obligations under long-term debt for the next five fiscal years and thereafter are set forth as follows:

--------------------------------------------------------------------------------
YEAR ENDING FEBRUARY 28 or 29,                                            AMOUNT
--------------------------------------------------------------------------------
2000                                                                   $   1,173
--------------------------------------------------------------------------------
2001                                                                       1,379
--------------------------------------------------------------------------------
2002                                                                       4,449
--------------------------------------------------------------------------------
2003                                                                     378,264
--------------------------------------------------------------------------------
2004                                                                       2,528
--------------------------------------------------------------------------------
Thereafter                                                               303,681
--------------------------------------------------------------------------------
                                                                       $ 691,474
--------------------------------------------------------------------------------

On May 14, 1998, in connection with the Combination, the Company entered into a $1 Billion Senior Revolving Credit Facility with Bankers Trust Company, as administrative agent. The Senior Revolving Credit Facility has been used to repay all intercompany amounts due to SCA and affiliates and has replaced Cineplex Odeon's existing credit facility. This Senior Revolving Credit Facility is comprised of a $750 million senior secured revolving credit facility, secured by substantially all of the assets of LCP and its U.S. subsidiaries, and a $250 million uncommitted facility. The Senior Revolving Credit Facility bears interest, at a rate of either the current prime rate as offered by Bankers Trust Company or an Adjusted Eurodollar rate plus an applicable margin based on the Company's Leverage Ratio (as defined). The Senior Revolving Credit Facility includes various financial covenants, including a leverage test and interest coverage test, as well as customary restrictive covenants, including: (i) limitations on indebtedness, (ii) limitations on dividends and other payment restrictions, (iii) limitations on asset sales, (iv) limitations on transactions with affiliates, (v) limitations on the issuance and sale of capital stock of subsidiaries, (vi) limitations on lines of business, (vii) limitations on merger, consolidation or sale of assets and (viii) certain reporting requirements. An annual commitment fee of 0.25% on unused amounts is payable under the Senior Revolving Credit Facility.

On August 5, 1998, the Company issued $300 million of 8 7/8% Senior Subordinated Notes due 2008. These notes include various financial covenants substantially similar to those of the Senior Revolving Credit Facility.

The Company periodically uses interest rate swaps to manage its exposure to interest rate fluctuations on its floating debt rate. These interest rate swaps are entered into for hedging purposes and as such must be designated and effective as a hedge against the risk of increased interest rates. The differential between the amounts paid and received is recorded as additional interest expense.

On August 18, 1998, the Company entered into interest rate swap agreements, with an aggregate

                                        LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

notional amount of $250 million. Under these swap agreements the Company receives a floating rate of interest based on three month LIBOR, which resets quarterly, and the Company pays a fixed rate of interest, each quarter, for the terms of the respective agreements. The terms of these agreements are four years and the weighted average fixed rate the Company pays is 5.77%. The Company has entered into these agreements solely to hedge its interest rate risk under its floating rate bank debt. For the year ended February 28, 1999, these interest rate swaps did not have a material impact on the Company's operating results or financial position.

--------------------------------------------------------------------------------
NOTE 9-LEASES
--------------------------------------------------------------------------------

The Company conducts a significant part of its operations in leased premises. Leases generally provide for minimum rentals plus percentage rentals based upon sales volume and also require the tenant to pay a portion of real estate taxes and other property operating expenses. Lease terms generally range from 20 to 40 years and contain various renewal options, generally in intervals of 5 to 10 years.

Future minimum rental commitments at February 28, 1999 under the above mentioned operating and capital leases, having an initial or remaining non-cancelable lease term of one or more years are set forth as follows:

--------------------------------------------------------------------------------
                                                         OPERATING       CAPITAL
YEAR ENDING FEBRUARY 28 or 29,                              LEASES        LEASES
--------------------------------------------------------------------------------
2000                                                   $   115,319      $  6,988
--------------------------------------------------------------------------------
2001                                                       113,497         6,811
--------------------------------------------------------------------------------
2002                                                       110,893         6,634
--------------------------------------------------------------------------------
2003                                                       109,046         6,426
--------------------------------------------------------------------------------
2004                                                       106,664         6,233
--------------------------------------------------------------------------------
Thereafter                                               1,058,930        52,220
--------------------------------------------------------------------------------
Total Minimum Rentals                                  $ 1,614,349        85,312
--------------------------------------------------------------------------------
Less Amount Representing Interest                                         20,578
--------------------------------------------------------------------------------
Present Value of Net Minimum Rentals                                    $ 64,734
--------------------------------------------------------------------------------

Minimum rental expense related to operating leases was $74,610, $31,368 and $30,200 for the years ended February 28, 1999, 1998 and 1997, respectively. Percentage rental expense for those same periods was $7,265, $3,449 and $2,918, respectively.

--------------------------------------------------------------------------------
NOTE 10-EMPLOYEE AND POSTRETIREMENT BENEFIT PLANS
--------------------------------------------------------------------------------

The Company accrues amounts ranging from 20% to 23% of gross salaries for fringe benefits in the U.S. and 10% in Canada (i.e. Medical, Dental, FICA and Savings Plan Contributions), which approximates actual costs incurred.

Profit Sharing and Savings Plan

The Company has a defined contribution Profit Sharing and Savings Plan in the United States ("Savings Plan") for substantially all eligible salaried employees under which the Company contributes by matching 50% of the employee contribution up to a maximum of 6% of the statutory limit of eligible compensation. A participant may elect to contribute up to an additional 10% of eligible compensation (subject to the statutory limit), however this amount is not eligible for matching contributions by the Company. The Savings Plan also provides for special profit sharing contributions, the annual amount of which is determined at the discretion of the Company. The expense recorded by the Company related to contributions to the Savings Plan aggregated $1,922, $1,670 and $1,204 for the years ended February 28, 1999, 1998 and 1997, respectively. Effective January 1, 1999, the Company's Savings Plan was amended to include all eligible salaried Cineplex Odeon employees.

Employee Health and Welfare and Other Post-retirement Benefits

The Company provides health and welfare benefits and post-retirement benefits to eligible executives and employees in the United States. Effective January 1, 1999, the Company's employee health and welfare and other post-retirement benefit plans were amended to include all eligible Cineplex Odeon

LOEWS CINEPLEX ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

employees. The Company has accrued post-retirement benefits of $3,846 and $3,791 at February 28, 1999 and 1998, respectively, and recognized an annual cost of $162, $339 and $262 for the years ended February 28, 1999, 1998 and 1997, respectively. The cost and accrued benefit obligations are calculated utilizing a discount rate of 7% and 8.5% and a health care trend rate of 5% and 6% at February 28, 1999 and 1998, respectively.

Pension Plans

As a result of the Combination, the Company acquired the U.S. and Canadian pension plans previously administered by Cineplex Odeon.

Cineplex Odeon had a defined benefit pension plan covering all full-time employees in the United States which provides benefits based on years of service and the employees' compensation for certain periods during the last years of employment. During the current fiscal year, the Company decided to freeze benefits under this plan and convert the plan to a cash balance plan. This plan was restructured as of January 1, 1999 and all eligible employees previously covered under the plan became eligible to participate in the Company's Savings Plan. The fair value of the pension plan assets acquired and the projected benefit obligations assumed as a result of the Combination were $6,679 and $12,779, respectively. As of February 28, 1999, the pension fund assets were $7,276, the projected benefit obligations were $13,000 and the Company had accrued pension costs of $5,724 associated with this plan. The cost and accrued benefit obligations associated with the pension plan were calculated utilizing a discount rate of 7% and a long-term rate of return of 8.5%.

The Company has a pension plan covering substantially all full-time Canadian employees. Prior to January 1, 1993 this plan was a defined benefit plan, and effective on that date it was converted to a defined contribution plan. At the date of conversion, benefits under the defined benefit plan were frozen. The actuarial estimate for the plan covering Canadian employees indicates a surplus of pension fund assets over accrued benefits of approximately $1,485 as of February 28, 1999. The cost and accrued benefit obligations associated with the pension plan were calculated utilizing a discount rate of 7% and a long-term rate of return of 7%.

Other Plans

Various employees are covered by union sponsored pension plans. The contributions are determined in accordance with provisions of negotiated labor contracts. Under these agreements, pension expense aggregated $1,731, $1,204 and $1,471 for the years ended February 28, 1999, 1998 and 1997, respectively.

--------------------------------------------------------------------------------
NOTE 11-RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

The Company has exhibited films distributed by SPE in the past, and expects to continue to do so in the future. Payments are based on negotiated and/or contracted rates established on terms that management believes are on an arm's-length basis. At February 28, 1999 and February 28, 1998, the Company owed SPE and affiliates $1,950 and $2,521, respectively, under film licensing agreements. The Company has recognized film rental expenses relating to the exhibition of films distributed by SPE in the amount of $33,799, $30,399 and $16,189, for the years ended February 28, 1999, 1998 and 1997, respectively.

The Company has exhibited films distributed by Universal in the past, and expects to continue to do so in the future. Payments are based on negotiated and/or contracted rates established on terms that management believes are on an arm's-length basis. At February 28, 1999, the Company owed Universal $1,814 under film licensing agreements. The Company has recognized film rental expenses relating to the exhibition of films distributed by Universal in the amount of $20,222 for the year ended February 28, 1999.

At February 28, 1998, the Company had debt due to SCA affiliates totaling $296.3 million. This amount was comprised of a promissory note and working capital advances. The debt due to SCA affiliates carried interest at an intercompany interest rate determined by SCA (5.9% at February 28, 1998) and was due October 31, 1998. This amount was repaid in conjunction with the closing of the Combination on May 14, 1998. Interest expense incurred on the "Debt due to SCA Affiliates" was $6,942, $14,638 and $14,934 for the years ended February 28, 1999, 1998 and 1997, respectively.

In addition to the above related party transactions, SCA affiliates provided certain services relating

                                        LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

to the following activities: Insurance and risk management services, including excess liability, workman's compensation and officers and directors coverage among others, benefits administration and payroll processing, and tax processing services. LCP provides certain services to SCA affiliates relating to the following activities: Finance, Administrative and MIS support. The net amount charged to the Company for these services amounted to $610, $570 and $1,207 for the years ended February 28, 1999, 1998 and 1997, respectively. For the years ended February 28, 1999, 1998 and 1997, the Company was also charged by a SCA affiliate for certain administrative related services in the amounts of $115, $1,835 and $1,667, respectively. The Company believes the costs of the above mentioned services are commensurate with that which would be charged by third parties for similar services.

--------------------------------------------------------------------------------
NOTE 12-INCOME TAXES
--------------------------------------------------------------------------------

For periods prior to the closing of the Combination, the Company filed a consolidated income tax return with SCA for federal income tax purposes and combined tax returns with SCA in certain state and local jurisdictions. However, for financial reporting purposes, the Company calculated federal, state and local income taxes as if it filed its income tax returns on a stand-alone basis. Any federal, state or local income tax liability resulting from the consolidated or combined filing with SCA is included in the balance sheet under the caption "Debt due to SCA affiliate."Any state or local income tax liability resulting from separately filed income tax returns by the Company was recorded as state and local income taxes payable. For the period after the closing of the Combination and all future periods, the Company will file a consolidated tax return for federal income tax purposes, and appropriate state and local tax returns, independent of SCA.

The provision for income taxes consists of the following:

--------------------------------------------------------------------------------
                                                         FEBRUARY 28,
--------------------------------------------------------------------------------
                                               1999          1998          1997
--------------------------------------------------------------------------------
Current tax expense/(benefit)
  U.S. Federal                              $    --       $ 4,013       $ 3,269
  State and Local                            (1,321)        2,551         1,832
  Foreign                                       618            --            --
--------------------------------------------------------------------------------
   Total Current                               (703)        6,564         5,101
Deferred tax expense/(benefit)
  U.S. Federal                                1,929        (2,744)       (2,019)
  State and Local                               961        (1,069)         (787)
--------------------------------------------------------------------------------
   Total tax provision                      $ 2,187       $ 2,751       $ 2,295
--------------------------------------------------------------------------------

Reconciliation of the provision for income taxes to the statutory federal income tax rate follows:

---------------------------------------------------------------------------------------------
                                                         FEBRUARY 28,
---------------------------------------------------------------------------------------------
                                     1999          %      1998          %     1997          %
---------------------------------------------------------------------------------------------
(Benefit)/provision on pre-tax
  (loss)/income at statutory
  federal income tax rate        $(1,293)      (35.0)  $   914       35.0  $   741       35.0
(Benefit)/provision for state
  and local taxes (net of
  federal income tax benefit)       (234)       (6.3)      963       36.9      679       32.1
Decrease in valuation reserve     (1,000)      (27.1)       --         --       --         --
Impact of foreign operations
  (primarily minimum/capital
  taxes)                             618        16.7        --         --       --         --
Other non-deductible expenses
  (primarily amortization
  of goodwill and other
  intangible assets)               4,096       110.9       874       33.5      875       41.4
---------------------------------------------------------------------------------------------
                                 $ 2,187        59.2   $ 2,751      105.4  $ 2,295      108.5
---------------------------------------------------------------------------------------------

LOEWS CINEPLEX ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

Significant components of the deferred tax assets and liabilities follow:

--------------------------------------------------------------------------------
                                                              FEBRUARY 28,
--------------------------------------------------------------------------------
                                                           1999             1998
--------------------------------------------------------------------------------
Net deferred tax assets:
--------------------------------------------------------------------------------
Net operating loss carryforwards                      $ 206,038        $      --
Contractual obligations                                  56,642               --
Book/tax fixed asset basis differences                   27,687               --
Loss on sale/disposals of theatres                       20,143            6,683
Other                                                    16,676            1,812
--------------------------------------------------------------------------------
                                                        327,186            8,495
Less: Valuation allowance                              (308,379)              --
--------------------------------------------------------------------------------
Total net deferred tax assets                            18,807            8,495
Net deferred tax liabilities:
Depreciation and Amortization                            18,807           26,794
--------------------------------------------------------------------------------
Total net deferred tax liabilities                       18,807           26,794
--------------------------------------------------------------------------------
  Net Deferred Tax Liability                          $      --        $  18,299
--------------------------------------------------------------------------------

The valuation allowance of $308.4 million as of February 28, 1999 represents a provision for uncertainty as to the realization of deferred tax assets, including temporary differences associated with certain contractual obligations, book/tax fixed asset basis differences and net operating loss ("NOL") carryforwards. The Company has concluded that based upon expected future results, it cannot be reasonably assured that the deferred tax asset balance will be realized. For tax purposes, NOL's of approximately $479.3 million, expiring between the years 2000 and 2019, are available to offset future taxable income. A portion of the U.S. NOL carryforwards, in the amount of $267.7 million, is subject to certain limitations and restrictions under the Internal Revenue Code of 1986, as amended.

No provisions have been made for foreign withholding taxes or United States income taxes associated with the cumulative undistributed earnings of foreign subsidiaries as of February 28, 1999, as these earnings are expected to be reinvested in working capital and other business needs indefinitely. A determination of the amount of unrecognized deferred tax liability with respect to such earnings is not practicable. Moreover, any additional taxes payable on these earnings if remitted, would be substantially offset by U.S. tax credits for foreign taxes already paid.

--------------------------------------------------------------------------------
NOTE 13-SEGMENT AND GEOGRAPHIC DATA
--------------------------------------------------------------------------------

In fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement requires that the internal organization that is used by management for making operating decisions and assessing performance be the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position.

                                        LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

The Company is engaged in one line of business, motion picture exhibition. The following table presents summarized financial information about the Company by geographic area. There were no material amounts of sales among geographic areas.

--------------------------------------------------------------------------------------------
                                        UNITED                        INT'L/
                                        STATES         CANADA          OTHER    CONSOLIDATED
--------------------------------------------------------------------------------------------
February 28, 1999
  Box office revenue                $  489,980     $   95,895     $    1,203      $  587,078
  Concessions                       $  186,336     $   41,586     $      410      $  228,332
  Total operating revenue           $  703,532     $  145,148     $    2,480      $  851,160
  Income/(loss) from operations     $   45,817     $    9,512     $   (1,806)     $   53,523
  Total assets                      $1,444,547     $  339,773     $   21,881      $1,806,201
  Capital expenditures              $  113,978     $   33,220     $       --      $  147,198
  Depreciation and
   amortization expense             $   79,744     $   10,851     $      125      $   90,720

February 28, 1998
  Box office revenue                $  296,933     $       --     $       --      $  296,933
  Concessions                       $  104,009     $       --     $       --      $  104,009
  Total operating revenue           $  413,510     $       --     $       --      $  413,510
  Income from operations            $   16,931     $       --     $       --      $   16,931
  Total assets                      $  728,551     $       --     $       --      $  728,551
  Capital expenditures              $   42,431     $       --     $       --      $   42,431
  Depreciation and
   amortization expense             $   52,307     $       --     $       --      $   52,307

February 28, 1997
  Box office revenue                $  273,498     $       --     $       --      $  273,498
  Concessions                       $   90,643     $       --     $       --      $   90,643
  Total operating revenue           $  375,345     $       --     $       --      $  375,345
  Income from operations            $   16,891     $       --     $       --      $   16,891
  Total assets                      $  721,372     $       --     $       --      $  721,372
  Capital expenditures              $   60,920     $       --     $       --      $   60,920
  Depreciation and
   amortization expense             $   44,576     $       --     $       --      $   44,576
--------------------------------------------------------------------------------------------

No single customer accounts for more than 10% of total revenues for each of the three years ended February 28, 1999.

--------------------------------------------------------------------------------
NOTE 14-STOCK OPTION PLANS
--------------------------------------------------------------------------------

During fiscal 1998, the Company created the 1997 Stock Incentive Plan ("the Plan") providing for the granting of options to employees, officers, directors, consultants, and advisors of the Company or an affiliate. The Plan is administered by a committee of the Board of Directors (the "Committee"). The Plan provides for the grants or awards of incentive and non-qualified stock options, stock appreciation and dividend equivalent rights, restricted stock, performance units and performance shares. During December 1997, the Company granted non-qualified stock options to certain key employees. Except in the case of 500,000 options granted, which vest immediately, the options generally vest and become exercisable ratably over a five year period, commencing on the first anniversary of the closing date of the Combination, but in any event, will be fully vested and exercisable as of the fifth anniversary of the date of grant. The options generally expire ten years after grant.

Cineplex Odeon had a stock option plan in place prior to the Combination. Following the Combination, the Cineplex Odeon options were converted to 1.2 million options in LCP shares at an exchange ratio of 10 for 1 and the historical option prices were converted by a factor of 10 times. The Cineplex Odeon options denominated in Canadian dollars have been converted utilizing the exchange rate in effect on the date of conversion. The conversion costs relating to the Cineplex Odeon options were not material.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

The following table summarizes information about the stock options outstanding at February 28, 1999 and 1998 (per share amounts are in whole dollars):

-----------------------------------------------------------------------------------------------
                                                  1999                          1998
-----------------------------------------------------------------------------------------------
                                                        Weighted                       Weighted
                                         Number          Average        Number          Average
                                      of Shares   Exercise Price     of Shares   Exercise Price
-----------------------------------------------------------------------------------------------
Shares under option:
Outstanding at beginning of year      2,170,000         $ 13.125            --         $     --
Granted                                      --               --     2,170,000         $ 13.125
Cineplex Odeon Options Converted      1,223,843         $ 12.939            --               --
Exercised                               (19,802)        $ 12.910            --               --
Forfeited                               (37,488)        $ 13.063            --               --
-----------------------------------------------------------------------------------------------
Outstanding at end of year            3,336,553         $ 13.059     2,170,000         $ 13.125
-----------------------------------------------------------------------------------------------
Options exercisable at year-end       1,626,016         $ 13.000       500,000         $ 13.125
-----------------------------------------------------------------------------------------------
Weighted average fair value of
  options granted/converted                             $  8. 24                       $   4.36
-----------------------------------------------------------------------------------------------

The Company applies APB No. 25 and related interpretations in accounting for the Plan. For purposes of the disclosure below, compensation costs for the Plan have been determined based upon the fair value at the date of grant for awards under the Plan, consistent with the methodology under SFAS No. 123, utilizing the Black-Scholes option pricing model based on the following assumptions:

--------------------------------------------------------------------------------
                                                              1999      1998
--------------------------------------------------------------------------------
Expected life(years)                                          2.58       5.0
Expected volatility                                          33.98%    23.46%
Expected dividend yield                                         --        --
Risk free interest rate                                       5.61%     5.77%
--------------------------------------------------------------------------------

The Company's net loss and loss per share for the years ended February 28, 1999 and 1998 are presented in the pro forma amounts indicated below:

--------------------------------------------------------------------------------
                                                           1999           1998
--------------------------------------------------------------------------------
Net loss                      As reported              $ (5,880)      $   (139)
--------------------------------------------------------------------------------
                                Pro forma              $ (7,323)      $ (1,555)
--------------------------------------------------------------------------------
Loss per share-basic          As reported              $  (0.12)      $  (0.01)
--------------------------------------------------------------------------------
                                Pro forma              $  (0.15)      $  (0.08)
--------------------------------------------------------------------------------
Loss per share-diluted        As reported              $  (0.12)      $  (0.01)
--------------------------------------------------------------------------------
                                Pro forma              $  (0.15)      $  (0.07)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
NOTE 15-COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

Commitments

The Company has entered into commitments for the future development and construction of theatre properties aggregating approximately $390 million (including letters of credit of approximately $14 million). The Company has also guaranteed an additional $30 million related to obligations under lease agreements entered into by MJT. The Company is of the opinion that MJT will be able to perform its obligations and that no payment will be required and no losses will be incurred under these guarantees.

ADA Litigation

On or about December 17, 1997, the Disability Rights Council of Greater Washington and others commenced a lawsuit in the U.S. District Court for the District of Columbia against Cineplex Odeon and its wholly owned subsidiary Plitt. The complaint alleges that Cineplex Odeon's theatres in the Washington, D.C. metropolitan area, which includes Maryland and Virginia, deny persons with physical disabilities full and equal enjoyment of theatres as a result of architectural and structural barriers. Furthermore, as a consequence, they allege that Cineplex Odeon and Plitt are discriminating against

                                        LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

such persons in violation of the Americans with Disabilities Act ("ADA"), and, where applicable, the District of Columbia Human Rights Act. The plaintiffs are seeking a judgment with injunctive relief ordering Cineplex Odeon and Plitt to cease their alleged violation of the ADA, and to bring their facilities into compliance with the statutes. They also seek compensatory and punitive or exemplary damages in an unknown amount, in addition to costs and attorneys' fees. The Company intends to defend this claim vigorously.

The Department of Justice, in coordination with the New York City Commission on Human Rights, is currently investigating Cineplex Odeon's theatres in New York City with respect to its compliance with the ADA and the New York City Human Rights Law. The Department of Justice has alleged that its investigation has identified numerous violations of the ADA. The Company has opposed, and will continue to vigorously oppose the allegations and claims of the Department of Justice with respect to the compliance of these theatres under the ADA. However, the Company cannot guarantee that the remediation costs relating to the ADA will not be material.

Environmental Litigation

One of the Company's leased drive-in theatres and one formerly leased drive-in theatre, both in the State of Illinois, are located on properties on which certain third parties disposed of substantial quantities of auto shredder residue and other debris. Such material may contain hazard substances. One of these properties is the subject of an action by the Illinois Attorney General's office which seeks civil penalties and various forms of equitable relief, including the removal of all wastes allegedly present at the property, soil and ground water testing and remediation, if necessary. The Company's range of liability with respect to this action cannot be reasonably estimated at this time due to several unknown factors, including the scope of contamination at the theatre property, the allocation of such liability, if any, to other responsible parties, and the ability of such parties to satisfy their share of such liability. The Company will continue to evaluate future information and developments with respect to conditions at the theatre property and will periodically reassess any liability accordingly. Based on the foregoing, there can be no assurance that the Company's liability, if any, in connection with this action will not be material.

Other

Other than the lawsuits noted above, the Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. It is the opinion of management that any liability to the Company which may arise as a result of these matters will not have a material adverse effect on its operating results and financial position.

REPORT OF MANAGEMENT

--------------------------------------------------------------------------------
TO THE STOCKHOLDERS OF LOEWS CINEPLEX ENTERTAINMENT CORPORATION:
--------------------------------------------------------------------------------

The accompanying consolidated financial statements of Loews Cineplex Entertainment Corporation and its subsidiaries have been prepared by management, who are responsible for the integrity and objectivity of these statements. The statements have been prepared in conformity with generally accepted accounting principles and include amounts based on management's best estimates and judgments.

Management has established and maintains a system of internal control designed to provide reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or are detected within a timely period. The system of internal control includes widely communicated statements of policies and business practices which are designed to require all employees to maintain high ethical standards in the conduct of Company affairs. The internal controls are augmented by policies and procedures that provide for appropriate delegation of authority and division of responsibility and by a program of internal audit with management follow-up.

The Audit Committee of the Board of Directors, composed entirely of outside directors, meets periodically with the Company's independent accountants, management and internal auditors to review accounting, auditing, internal accounting controls and financial reporting matters. The independent accountants and the internal auditors have free access to this committee.

April 30, 1999


/s/ Lawrence J. Ruisi

Lawrence J. Ruisi
President & Chief Executive Officer


/s/ John J. Walker

John J. Walker
Senior Vice President
Chief Financial Officer & Treasurer


/s/ Joseph Sparacio

Joseph Sparacio
Vice  President, Finance & Controller


REPORT OF INDEPENDENT ACCOUNTANTS

--------------------------------------------------------------------------------
TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
LOEWS CINEPLEX ENTERTAINMENT CORPORATION
--------------------------------------------------------------------------------

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Loews Cineplex Entertainment Corporation and its subsidiaries (the "Company") at February 28, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

April 30, 1999

                                        LOEWS CINEPLEX ENTERTAINMENT CORPORATION

    (all dollar amounts in thousands of U.S. dollars, except as otherwise noted)

------------------------------------------------------------------------------------------------------------------------------------
SELECTED QUARTERLY DATA (UNAUDITED)(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                           FIRST           SECOND           THIRD          FOURTH
                                                         QUARTER          QUARTER         QUARTER       QUARTER(2)            TOTAL
------------------------------------------------------------------------------------------------------------------------------------
February 28, 1999*
Revenue                                              $   117,814      $   297,459     $   211,414      $   224,473      $   851,160
Income from operations                               $     5,244      $    33,184     $       233      $    14,862      $    53,523
Net (loss)/income                                    $      (743)     $     8,274     $   (12,106)     $    (1,305)     $    (5,880)
Earnings per share-basic and diluted                 $      (.03)     $       .17     $      (.21)     $      (.02)     $      (.12)
Stock prices-New York Stock Exchange (US$)
  High                                               $     19.00      $     15.50     $     10.69      $     10.88      $     19.00
  Low                                                $     15.44      $      7.88     $      7.50      $      8.63      $      7.50
Stock prices-Toronto Stock Exchange (CDN$)
  High                                               $     27.95      $     22.80     $     16.55      $     16.70      $     27.95
  Low                                                $     22.70      $     12.90     $     11.50      $     12.45      $     11.50
February 28, 1998
Revenue                                              $    93,216      $   119,644     $    85,942      $   114,708      $   413,510
Income/(loss) from operations                        $     3,587      $    10,764     $    (5,638)     $     8,218      $    16,931
Net (loss)/income                                    $      (400)     $     3,626     $    (5,412)     $     2,047      $      (139)
Earnings per share-basic and diluted                 $      (.02)     $       .18     $      (.26)     $       .10      $      (.01)
Stock prices-New York Stock Exchange (US$)
  High                                                       N/A              N/A             N/A              N/A              N/A
  Low                                                        N/A              N/A             N/A              N/A              N/A
Stock prices-Toronto Stock Exchange (CDN$)
  High                                                       N/A              N/A             N/A              N/A              N/A
  Low                                                        N/A              N/A             N/A              N/A              N/A
------------------------------------------------------------------------------------------------------------------------------------

Earnings per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share do not necessarily equal the total for the year.

* Results for the fiscal year ended February 28, 1999 include the operating results for Cineplex Odeon for the period May 15, 1998 through February 28, 1999. Cineplex Odeon became a subsidiary of the Company on May 14, 1998.

N/A-Not applicable since the Company's common stock was first publicly traded on May 15, 1998.

Notes:
(1) The Company's business is seasonal with a substantial portion of its revenues being derived during the summer months and holiday season.

(2) Depreciation and amortization costs include adjustments necessary to reflect the allocation of purchase price to the fair value of Cineplex Odeon assets acquired and liabilities assumed as part of the Combination. This allocation of value was substantially completed during the fourth quarter of the current fiscal year and is expected to be finalized during the first quarter of fiscal year 2000. As a result, adjustments of approximately $3.2 million to reduce previous preliminary estimates of depreciation and amortization expense were recorded in the fourth quarter of fiscal year 1999.

Corporate Officers

Lawrence J. Ruisi
President and
Chief Executive Officer

Allen Karp
Chairman and
Chief Executive Officer,
Cineplex Odeon Canada

Travis Reid
President,
Loews Cineplex United States

J. Edward Shugrue
President,
Loews Cineplex International

John C. McBride, Jr.
Senior Vice President
and General Counsel

John J. Walker
Senior Vice President,
Chief Financial Officer
and Treasurer

Joseph Sparacio
Vice President,
Finance and Controller

Mindy Tucker
Corporate Vice President,
Strategic Planning

Directors

George A. Cohon 2,4,5
Senior Chairman of McDonald's
Restaurants of Canada Ltd.
and McDonald's - Russia

Nora Ephron 2
Writer/Director/Producer

Marinus N. Henny 1,3
Executive Vice President
and Chief Financial Officer,
Sony Corporation of America

Ronald N. Jacobi
Executive Vice President,
General Counsel and Secretary
Sony Pictures Entertainment

Allen Karp
Chairman and
Chief Executive Officer,
Cineplex Odeon Canada

Senator E. Leo Kolber 1,3
Claridge, Inc.

Kenneth Lemberger 3
President,
Columbia TriStar
Motion Picture Group

Ron Meyer 4
President and
Chief Operating Officer,
Universal Studios, Inc.

Brian C. Mulligan 1
Executive Vice President,
Operations and Finance,
Universal Studios, Inc.

Yuki Nozoe
Executive Vice President,
Sony Pictures Entertainment

Karen Randall 3
Senior Vice President
and General Counsel,
Universal Studios, Inc.

Lawrence J. Ruisi 1
President and
Chief Executive Officer,
Loews Cineplex Entertainment

Hellene Runtagh
Executive Vice President,
Universal Studios, Inc.

Howard Stringer 4
Chairman and
Chief Executive Officer,
Sony Corporation of America

Robert J. Wynne 1
Co-President and
Chief Operating Officer,
Sony Pictures Entertainment

Mortimer B. Zuckerman 2,4,5
Chairman,
Boston Properties


1  Members of Executive Committee

2  Member of Audit Committee

3  Member of Compensation Committee

4  Member of Nominating Committee

5  Member of Stock Option Committee